UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 21, 2015

bluebird bio, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35966	13-3680878

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Second Street Cambridge, MA	02141

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (339) 499-9300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 21, 2015, bluebird bio, Inc. (the “Company”) entered into a Lease Agreement (the “Lease) with ARE-MA Region No. 40, LLC (the “Landlord”) for office and laboratory space located in a building currently under construction at 60 Binney Street, Cambridge, Massachusetts (the “Premises”).  The purpose of the Lease is to supplement and eventually replace the Company’s current leased premises at 150 Second Street and 215 First Street in Cambridge, Massachusetts and the Company intends to move its corporate headquarters to the Premises in mid 2017.

Under the terms of the Lease, starting on October 1, 2016, the Company will lease approximately 253,108 square feet at the Premises at $72.50 per square foot per year in base rent, which is subject to a scheduled annual increases, plus certain operating expenses and taxes. Pursuant to a work letter entered by the parties in connection with the Lease, the Landlord will contribute an aggregate of $42.4 million toward the cost of construction and tenant improvements for the Premises. The Lease will continue until the end of the 120th full calendar month following April 2017, unless the Company earlier occupies the Premises or other conditions specified in the Lease occur. The Company has the option to extend the Lease for two successive five-year terms.

Following the execution of the Lease, the Company has the right, exercisable after January 2017 and subject to certain conditions, to terminate that certain Lease Agreement with ARE-MA Region No. 38, LLC for office space at 215 First Street, Cambridge, Massachusetts.  The Company continues to lease approximately 53,500 square feet of laboratory and office space at 150 Second Street, Cambridge, Massachusetts that currently serves as the Company’s corporate headquarters under a non-cancelable real property lease, which has a term through December 2022.

The foregoing description of the terms of the Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease, which will be filed with the Company’s Quarterly Report on Form 10-Q for the period ending on September 30, 2015.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 of this Current Report on Form 8-K by reference

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 24, 2015	bluebird bio, Inc.
	By:	/s/ Jason F. Cole
Jason F. Cole
Senior Vice President, General Counsel